Exhibit 23.02


INDEPENDENT AUDITOR'S CONSENT




To the Board of Directors
Micros-to-Mainframes, Inc.


We hereby consent to incorporation by reference in the Registration Statement (No. 333-72269) on Form S-8 and Registration Statement (No. 333-49718) on Form S-3 of Micros-to-Mainframes, Inc. of our report dated May 21, 2002 related to the consolidated balance sheets of Micros-to-Mainframes, Inc. and Subsidiaries as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K of Micros-to-Mainframes, Inc.




GOLDSTEIN GOLUB KESSLER LLP
New York, New York

June 26, 2002